UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2015

NRG YIELD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36002	46-1777204
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

211 Carnegie Center, Princeton, New Jersey 08540

(Address of principal executive offices, including zip code)

(609) 524-4500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 9, 2015 (the “Effective Date”), NRG Yield RPV Holding LLC (“Yield RPV”), a subsidiary of NRG Yield, Inc. (“NRG Yield”), and NRG Residential Solar Solutions LLC (“RSS”), a subsidiary of NRG Energy, Inc., entered into a limited liability company agreement (the “Partnership Agreement”), pursuant to which Yield RPV and RSS became members (“Members”) of NRG RPV Holdco 1 LLC, a Delaware limited liability company (the “Partnership”).

Pursuant to the terms of the Partnership Agreement, until December 31, 2016, RSS as manager of the Partnership, will present to the Members proposals for the Partnership to purchase the equity interests of fund companies that own or will purchase solar power generation projects and other ancillary related assets, which solar power generation projects satisfy certain mutually-agreed upon financial and other investment criteria.  Acquisitions of fund companies and projects will be funded by capital contributions from the Members.

In addition to the capital contribution to the Partnership made by Yield RPV on the Effective Date, Yield RPV will be obligated to make additional capital contributions to the Partnership in connection with fund company acquisitions or indemnity obligations of Yield RPV under the Partnership Agreement; provided, that (i) Yield RPV’s aggregate capital contribution to the Partnership shall not exceed $150 million, subject to increase in Yield RPV’s reasonable discretion, (ii) Yield RPV shall not be obligated to make capital contributions to the Partnership if the credit profile for a tranche of solar projects is substantially different from the expected credit profile for such tranche of solar projects and (iii) Yield RPV’s obligation to make capital contributions with respect to a particular tranche of solar projects is subject to receipt of satisfactory evidence that third party investors in acquired fund companies have agreed to make their required capital contributions.

Distributions of available cash to Members from the Partnership will be made 95% to Yield RPV and 5% to RSS until the date that Yield RPV achieves a mutually-agreed upon target internal rate of return (such date, the “Flip Date”).  After the Flip Date, available cash will be distributed 5% to Yield RPV and 95% to RSS.

Pursuant to the Partnership Agreement, RSS has the option to purchase all of Yield RPV’s membership interests in the Partnership for a 180 day period after the Flip Date, at the fair market value of such membership interests.

The foregoing summary of the Partnership Agreement does not purport to be complete and is qualified in its entirety by reference to the Partnership Agreement, which the Company intends to file as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2015 or as an exhibit to an amendment to this current report on Form 8-K, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Item 8.01 Other Events.

On April 13, 2015, NRG Yield issued a press release announcing the entry into the Partnership Agreement and the Partnership’s acquisition of the following portfolios of solar project leases owned or developed by NRG Home Solar, a subsidiary of NRG Energy, Inc.: (i) an existing, unlevered portfolio of over 2,200 leases across 9 states representing approximately 17 MW with a weighted average remaining lease term of approximately 17 years; and (ii) an in-development, tax equity financed portfolio of between 6,000 to 7,000 leases across at least 10 states representing approximately 48 MW with lease term of 20 years.

A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)                             Exhibits

The Exhibit Index attached to this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Yield, Inc.

By:	/s/ Brian Curci
Brian Curci
Corporate Secretary

April 15, 2015

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press Release, dated April 13, 2015